ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2014;
DECLARES ANNUAL DIVIDEND

● Operating income of $2.6 million in 2014 up from $2.5 million in 2013
● Earned premiums up 5.4% in 2014 as compared to 2013
● Declares annual $0.02 per share dividend payable on April 24, 2015

ATLANTA, Georgia, March 27, 2015 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2014.  For the fourth quarter ended December 31, 2014, the Company reported net income of $1.3 million, or $0.06 per diluted share, down from $1.5 million, or $0.06 per diluted share, in the fourth quarter of 2013.  The decrease was attributable to a decline in realized investment gains of $0.2 million.  Premiums for the fourth quarter of 2014 increased 1.1% to $38.3 million compared to $37.9 million for the fourth quarter of 2013, as premiums in the property and casualty operations increased by $1.1 million, or 8.7%.

Net income for the year ended December 31, 2014 was $4.4 million, or $0.19 per diluted share, as compared to net income of $11.0 million, or $0.48 per diluted share, for the year ended December 31, 2013.  The decrease was primarily attributable to the decline in realized investment gains of $7.2 million.  Total premiums during 2014 increased 5.4% to $153.5 million from $145.6 million in 2013, as premiums in the property and casualty and life and health operations increased 14.8% and 1.1%, respectively, in 2014 as compared to 2013.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We have completed another successful year while continuing to invest in various initiatives.  With respect to our core life and health operations, we have integrated the acquisition which we completed last year and now have Bankers Fidelity Assurance Company’s products being sold in several states.  Our worksite products are now also approved in a number of states and our marketing initiatives are in full swing.  And our property and casualty operation had a fine year after winning a significant state contract last year.  In recognition of the continuing success, our Board of Directors recently approved our 4th annual dividend of $0.02 per share to shareholders of record on April 13, 2015 and payable on April 24, 2015.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding forward-looking statements:  This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, our future strategies, operating or financial performance.  Forward looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including those detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Selected Financial Data

	Three months ended		Year ended
	December 31,		December 31,
(Unaudited; In thousands, except per share data)	2014	2013	2014	2013

Insurance premiums
Life and health	$ 24,765	$ 25,420	$ 100,834	$ 99,779
Property and casualty	13,512	12,433	52,654	45,851
Investment income	2,492	2,596	10,367	10,809
Realized investment gains, net	130	326	1,571	8,741
Other income	20	49	895	189

Total revenue	40,919	40,824	166,321	165,369

Insurance benefits and losses incurred
Life and health	16,232	16,561	68,016	70,175
Property and casualty	8,972	8,664	38,179	30,197
Commissions and underwriting expenses	10,704	10,475	40,923	40,556
Interest expense	356	441	1,607	1,898
Other expense	3,317	3,240	12,692	11,337

Total benefits and expenses	39,581	39,381	161,417	154,163

Income before income taxes	1,338	1,443	4,904	11,206

Income tax expense (benefit)	56	(17)	474	184

Net income	$ 1,282	$ 1,460	$ 4,430	$ 11,022

Basic earnings per common share	$ 0.06	$ 0.06	$ 0.19	$ 0.50

Diluted earnings per common share	$ 0.06	$ 0.06	$ 0.19	$ 0.48

Reconciliation of Net Income to non-GAAP Measurement

Net income	$ 1,282	$ 1,460	$ 4,430	$ 11,022
Income tax expense (benefit)	56	(17)	474	184
Realized investment and other gains, net	(130)	(326)	(2,321)	(8,741)

Operating income	$ 1,208	$ 1,117	$ 2,583	$ 2,465

	December 31,	December 31,
Selected Balance Sheet Data	2014	2013

Total cash and investments	$ 256,660	$ 262,063
Insurance subsidiaries	235,537	228,605
Parent and other	21,123	33,458
Total assets	317,008	319,381
Insurance reserves and policyholder funds	164,094	162,373
Debt	33,738	41,238
Total shareholders' equity	104,195	100,927
Book value per common share	4.79	4.47
Statutory capital and surplus
Life and health	34,004	34,530
Property and casualty	39,012	39,092